Exhibit 1

27 October, 2006

Manager Companies

Company Announcements Office

Australian Stock Exchange Ltd

Level 4, Stock Exchange Centre

20 Bridge St

Sydney   NSW   2000

Dear Sir,

We have become aware of an article released on-line this afternoon (Sydney time) by the Wall Street Journal speculating that Cemex SA may be considering making an offer for Rinker Group Limited.

We wish to advise that we are not aware of any of the matters referred to in that article.

Yours faithfully,

P B Abraham

Company Secretary